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                                                                     Exhibit 2.4

[LOGO OF NETRATINGS]
890 Hillview Ct., Milpitas, CA 95035
Phone: (408) 957-0699  Fax: (408) 957-0487

March 29, 2002


Earl H. Doppelt
ACNielsen
177 Broad St
Stamford, CT 06901

Re: Agreement and Plan of Organization ("Agreement") dated October 25, 2001


Dear Mr. Doppelt:

NetRatings and ACNielsen have mutually agreed, in accordance with section 7.1(a) of the Agreement, to terminate the Agreement effective as of the date of this letter.

The signatures below represent the parties' mutual consent to this termination. Please sign and return to my attention.


Sincerely,

/s/ Jack Lazar

Jack Lazar
NetRatings, Inc.

  /s/ Earl Doppelt
-------------------------------
Earl Doppelt, ACNielsen

  3-29-02
-------------------------------
Date



cc:  Emanuel Cherney, Esq.
     Kaye Scholer LLP
     425 Park Avenue
     New York, NY 10022